FORM 4
                                                  ------------------------------
                                                          OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER SUBJECT           ------------------------------
    TO SECTION 16. FORM 4 OR FORM 5               OMB Number:          3235-0287
    OBLIGATIONS MAY CONTINUE.  SEE                Expires:      January 31, 2005
    INSTRUCTION 1(b).                             Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

              Anderson, Kenneth F.
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   (Last)                           (First)             (Middle)

                          350 Corporate Blvd.
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                                    (Street)

                         Robbinsville, NJ 08691
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                        NexMed, Inc.  (NEXM)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

                       November 6, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

       Vice President
     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                         5.
                                                       4.                                Amount of      6.
                                                       Securities Acquired (A) or        Securities     Owner-
                             2.          3.            Disposed of (D)                   Beneficially   ship         7.
                             Trans-      Transaction   (Instr. 3, 4 and 5)               Owned          Form:        Nature of
                             action      Code          -------------------------------   at End         Direct       Indirect
1.                           date        (Instr. 8)                  (A)                 of Month       (D) or       Beneficial
Title of Security            (Month/     -----------                 or                  (Instr. 3      Indiect (I)  Ownership
(Instr. 3)                  (Day/Year)   Code     V      Amount      (D)       Price     and 4)         (Instr.4)    (Instr.4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)


     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
       CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                 DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                                          (Over)
                                                                 SEC 1473 (3/99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                  10.
                                                                                                                  Owner-
                                                                                                        9.        ship
                                                                                                        Number    Form
             2.                                                                                         of        of
             Conver-                          5.                              7.                        Deriv-    Deriv-   11.
             sion                             Number of                       Title and Amount          ative     ative    Nature
             or                               Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-                 4.         Securities    Date              Securities        Price   ities     ity:     In-
             cise                  Trans-     Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price     3.          action     or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of        Trans-      Code       of (D)        (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-    action      (Instr.    (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative     Date         8)        4, and 5)      Date     Expira-           Number  ity     of Month  (I)      ship
Security     Secur-    (Month/     --------   ------------   Exer-    tion              of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity       Day/Year)   Code   V   (A)     (D)    cisable  Date     Title    Shares  5)      4)        4)       4)
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

Stock        $16.25    11/6/02      A         60,000         (1)      11/6/10  Common   60,000  $16.25  60,000      D
Options                                                                        Stock
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====================================================================================================================================

Explanation of Responses:


(1) On November 6, 2000, Kenneth F. Anderson received a grant of an aggregate of 60,000 stock options, which vest in four equal installments of 15,000 options each on November 6 in 2000, 2001, 2002, and 2003, respectively, pending continuous and uninterrupted service to the Company.

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


/s/ Vivian Liu, Attorney-in-Fact                             November 6, 2002
---------------------------------------------            -----------------------
**Signature of Reporting Person                                     Date



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